Ex. 2.1
Execution Version

US 3912303v.13

INTEREST PURCHASE AGREEMENT

THIS INTEREST PURCHASE AGREEMENT (the “Agreement”) is made and entered into this 16th day of December, 2015 (the “Effective Date”), by and between MidCentral Energy Partners L.P., a Delaware limited partnership (“Seller” or “MidCentral”), New Source Energy Partners L.P., a Delaware limited partnership (“New Source”), Erick’s Holdings, LLC, a Delaware limited liability company (“Buyer”), J. Mark Snodgrass, an individual residing in Kingfisher, Oklahoma (“Mr. Snodgrass”), Brian N. Austin, an individual residing in Kingfisher, Oklahoma (“Mr. Austin”), Erick Flowback Services LLC, an Oklahoma limited liability company (“Erick”), and Rod’s Production Services, L.L.C., a Delaware limited liability company (“Rod’s”), with reference to the following:
WHEREAS, Seller is the owner of a 100% membership interest in Rod’s and a 100% membership interest in Erick. Rod’s and Erick are collectively referred to in this Agreement as the “Acquired Companies” or individually as an “Acquired Company”;
WHEREAS, New Source is the direct owner of 100% of the Class A units representing limited partner interests in Seller (the “Class A Limited Partner Interests”) and the direct owner of a 100% membership interest (the “General Partner Interest”) in MidCentral Energy GP, LLC (“MCEGP”), the sole general partner of Seller;
WHEREAS, Buyer desires to acquire from Seller 100% of the outstanding membership interests of the Acquired Companies, and Seller desires to sell all of such membership interests to Buyer, in both cases pursuant to the terms and conditions of this Agreement;
WHEREAS, each of Mr. Snodgrass and Mr. Austin owns a 50% membership interest in Buyer; and
WHEREAS, New Source desires to support and facilitate the sale of the Acquired Companies to Buyer to the extent and in the manner set forth in this Agreement.
NOW, THEREFORE, in consideration of the mutual terms and provisions set forth herein, and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:
ARTICLE ONE
DEFINITIONS
For purposes of this Agreement, the following terms shall have the meanings set forth in this Article One:
1.1        “Accounts Payable” - all accounts, notes, interest and other payables of either of the Acquired Companies existing on the Effective Date as reflected on the books and records of the Acquired Companies.
1.2        “Accounts Receivable” - all accounts, notes, interest and other receivables of either of the Acquired Companies existing on the Effective Date as reflected on the books and records of the Acquired Companies.
1.3        “Assumption Agreement” - shall mean and reference to that certain Contingent Payment Assignment and Assumption Agreement dated July 23, 2015 and effective May 1, 2015 by and among MidCentral, New Source and Buyer.
1.4        “Acquired Equity Interests” - shall mean 100% of the issued and outstanding membership interests of each Acquired Company.
1.5        “Bank 7 Indebtedness” – shall mean and have reference to the outstanding indebtedness of Seller and the Acquired Companies to Bank 7 pursuant to that certain First Amended and Restated Loan and Security Agreement dated June 26, 2014, together with any amendments thereto, executed by the Acquired Companies as “borrowers” and by Seller as a “Guarantor.”

1.6        “Business Day” – shall mean any day that is not a Saturday, Sunday or other day on which commercial banks in the State of Oklahoma are authorized or obligated to be closed by applicable federal or state Laws.
1.7        “Claims” – shall mean any and all claims, causes of actions, demands, lawsuits, suits, information requests, proceedings, governmental audits, investigations and orders.
1.8        “Confidential Information” – shall mean confidential information and trade secrets of the subject company including, without limitation (a) the identity, lists, or descriptions of any customers, referral sources, or organizations; (b) financial statements, cost reports, or other financial information; (c) contracts, proposals, or bidding information; (d) business plans and training operations, methods, and manuals; (e) personnel records; and (f) fee structure and management systems, policies or procedures, including related forms and manuals.
1.9        “Contribution Agreement” – shall mean and have reference to that certain Contribution Agreement dated as of June 26, 2014, executed by and among New Source, Mr. Snodgrass, Mr. Austin, Rod’s Holdings and Buyer.
1.10    “Damages” – shall mean all debts, liabilities, obligations, losses, including diminution of values, damages (including, without limitation, prejudgment interest), penalties, fines, reasonable legal fees, disbursements and costs of investigations, deficiencies, levies, duties and imposts.
1.11    “Earn-Out Note” - shall mean that certain Promissory Note, effective May 1, 2015, executed by Seller in favor of Buyer in the original principal amount of $9,129,854.85.
1.12    “EMR” – shall mean Energy Management Resource, LLC, a Delaware limited liability company.
1.13    “Equipment” – shall mean all personal property, furniture, furnishings, fixtures, appliances, apparatus, inventory and equipment owned by the Acquired Companies.
1.14    “Factoring Agreements” – shall mean the Factoring Agreement dated October 22, 2015 by and between Erick and LSQ; the Factoring Agreement dated October 22, 2015 by and between Rod’s and LSQ; and the Factoring Agreement dated September 24, 2015 by and between MidCentral Energy Services, LLC and LSQ.
1.15    “Knowledge of Seller” – shall mean, with respect to any matter in question, that which is actually known by either of Seller or New Source.
1.16    “Letter Agreement” – shall mean that certain Letter Agreement dated as of March 14, 2015 by and between New Source and Buyer.
1.17    “Lien” - shall mean any lien, pledge, condemnation award, claim, restriction, charge, preferential purchase right, security interest, mortgage or other similar property interest or encumbrance.
1.18    “LSQ” shall mean LSQ Funding Group L.C.
1.19    “Name and Marks” - shall mean the names “Erick Flowback Services,” “Erick's Services,” “Rod’s Production Services,” “Rod's Services,” “EFS Holdings,” “EFS Services,” “RPS Services,” and any derivations of such names, and all logos, service marks and trademarks, advertising materials, slogans, and any similar items used by the Acquired Companies in connection with their respective businesses and operations, whether such is or was copyrighted or registered.
1.20    “Material Adverse Effect” - shall mean any change, effect, event, or occurrence that, individually or in the aggregate with all other changes, effects, events, or occurrences, is or would reasonably be expected to become materially adverse to the financial condition, results of operations, business, properties, or assets of either Acquired Company, taken as a whole; provided that in determining whether a Material Adverse Effect has occurred, changes, effects, events, or occurrences relating to, resulting from, or arising out of (a) the announcement of the transactions contemplated by this Agreement, or (b) general economic or industry conditions (including any changes in the prices of electricity, oil, natural gas, natural gas liquids, or other hydrocarbon products) but only to the extent such change or changes have not had, and could not reasonably be expected to have, a disproportionate effect on an Acquired Company taken as a whole, (c) national or international political or social conditions, including the engagement of the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon the United States, or any of its territories, possessions or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States or (d) any actions by Seller or the Acquired Companies required or permitted pursuant to this Agreement or the taking or not taking of any actions at the request of, or with the consent of, Buyer or Mr. Snodgrass, shall be excluded from such determination.
1.21    “Permitted Liens and Encumbrances” - shall mean (a) all Liens created by, securing or otherwise relating to the Bank 7 Indebtedness, the Purchase Note or the Factoring Agreements, (b) Liens for Taxes not yet due and payable or for Taxes the validity of which is being contested in good faith by appropriate proceedings, and (c) materialman’s, mechanic’s, repairman’s, laborer’s, warehousemen, carrier’s, employee’s, contractor’s and similar Liens arising in the ordinary course of business, but only to the extent such Liens secure obligations that, as of the Closing, are not due and payable and are not being contested unless being contested in good faith by appropriate proceedings and a reserve or other appropriate provision, if any, as required by GAAP, is established therefor in the books and records of the Acquired Companies.
1.22    “Purchase Price” – shall mean the consideration set forth in Article Two of this Agreement and identified as composing the Purchase Price.
1.23    “Related Parties” – shall mean New Source, MidCentral, EMR, which is wholly-owned by New Source Energy GP, LLC, a Delaware limited liability company, and MidCentral Energy Services, LLC, an Oklahoma limited liability company.
1.24    “Rod’s Holdings” – shall mean and have reference to Rod’s Holdings, LLC, a Delaware limited liability company.
1.25    “Securities Act” – shall mean the Securities Act of 1933, as amended.
1.26    “Tax” or “Taxes” – shall mean (a) any taxes, assessments, fees, unclaimed property and escheat obligations and other governmental charges imposed by any duly authorized taxing authority, including income, profits, gross receipts, net proceeds, alternative or add-on minimum, ad valorem, value added, turnover, sales, use, property, personal property (tangible and intangible), environmental, stamp, leasing, lease, user, excise, duty, franchise, capital stock, transfer, registration, license, withholding, social security (or similar), unemployment, disability, payroll, employment, social contributions, fuel, excess profits, occupational, premium, windfall profit, severance, estimated or other charge of any kind whatsoever, including any interest, penalty or addition thereof, whether disputed or not; (b) any liability for the payment of any amounts of the type described in clause (a) of any other person arising by law, including any transferee or successor liability and (c) any liability for the payment of any amounts of the type described in clause (a) or (b) as a result of any contract or similar agreement including the operation of all or any express or implied obligation to indemnify another person.
1.27    “Transaction Documents” – shall mean this Agreement, the Transition Services Agreement, the Purchase Note and the releases described in Section 2.2 of this Agreement.
1.28    “Transition Services Agreement” – shall mean that certain Transition Services Agreement dated the date hereof, by and between Seller, EMR, Rod’s and Erick.
ARTICLE TWO
PAYMENT FOR AND TRANSFER OF ACQUIRED EQUITY INTERESTS
2.1        Purchase of Acquired Equity Interests. Upon the terms and subject to the satisfaction of the conditions contained in this Agreement, and for the consideration set forth herein, at the Closing (as hereinafter defined), Buyer shall purchase and accept delivery from Seller, and Seller shall sell, transfer, assign, convey, and deliver to Buyer, the

Acquired Equity Interests, free and clear of any and all Liens (except for Permitted Liens and Encumbrances and for restrictions on transfer under the Securities Act), for an aggregate purchase price of:
(i)    Five Million Dollars ($5,000,000), by wire transfer made by Buyer contemporaneously with the execution of this Agreement in immediately available funds to the account designated by Seller;
(ii)    The delivery to Seller of a promissory note in the principal amount of Eight Million Dollars ($8,000,000) dated as of the Effective Date (the “Purchase Note”), substantially in the form of Exhibit 2.1 attached hereto.
2.2        Releases and Assumption. The following releases and assumption shall have occurred prior to or concurrently with the Closing as evidenced by exhibits attached to this Agreement:
(a)    Release of Parties from Liabilities under the Contribution Agreement.     The release, as evidenced by Exhibit 2.2(a) attached hereto, by (i) each of Mr. Snodgrass, Mr. Austin, Rod’s Holdings and Buyer of each of Seller and New Source from any and all liability, obligations and restrictions imposed on either or both of them under the Contribution Agreement, the Letter Agreement, and the Assumption Agreement, (including any liability with respect to the Earn-Out Note and any liability for the unpaid equity portion of the “Earn-out Common Unit Consideration” as defined in Section 3.01(c) of the Contribution Agreement), other than Section 8.04 of the Contribution Agreement, and (ii) New Source of Buyer, Rod’s Holdings, Mr. Snodgrass, and Mr. Austin, from any and all liability, obligations and restrictions imposed upon any or all of them under the Contribution Agreement, the Assumption Agreement, or the Letter Agreement (including, without limitation, Section 8.01 of the Contribution Agreement), other than Section 8.04 of the Contribution Agreement;
(b)     Release by Bank 7. The consent and release, as evidenced by Exhibit 2.2(b) attached hereto, by Bank 7 of Seller and Kristian Kos, and of any officer or director of Seller from any obligation under the Bank 7 Indebtedness, including but not limited to any liability of any such party with respect to any guaranty given by such party for the Bank 7 Indebtedness;
(c)    Assumption of Earn-Out Note by Companies and Release of Existing Obligors. The assumption, as evidenced by the assignment and assumption agreement attached hereto as Exhibit 2.2(c)-1 attached hereto, by the Acquired Companies of all obligations of Seller and New Source under the Earn-Out Note and a release, as evidenced by Exhibit 2.2(c)-2 attached hereto, by Buyer of Seller and New Source from any and all liability under the Earn-Out Note;
(d)    Release of MidCentral and MidCentral Energy Services, LLC of Obligations under Factoring Agreements. The release, as evidenced by Exhibit 2.2(d) attached hereto, by LSQ of MidCentral and MidCentral Energy Services, LLC from any obligation and liability under the Factoring Agreement dated October 22, 2015 by and between Erick and LSQ and the Factoring Agreement dated October 22, 2015 by and between Rod’s and LSQ;
(e)    Release of Rod’s and Erick of Obligations under Factoring Agreement.   The release, as evidenced by Exhibit 2.2(e) attached hereto, by LSQ of Rod’s and Erick from any obligation and liability under the Factoring Agreement dated September 24, 2015 by and between MidCentral Energy Services, LLC and LSQ; and
(f)    Mutual Release between the Acquired Companies and the Related Parties. The release, as evidenced by Exhibit 2.2(f) attached hereto, by (i) the Related Parties of the Acquired Companies from any and all liabilities and obligations to or in favor of the Related Parties and (ii) the Acquired Companies of the Related Parties from any and all liabilities and obligations to or in favor of the Acquired Companies, in each case except for those liabilities and obligations arising out of the Transaction Documents.

ARTICLE THREE
CLOSING
3.1    Time, Date and Place of Closing. The closing of the purchase and sale of the Acquired Equity Interests and the other transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of McAfee & Taft A Professional Corporation, 10th Floor, Two Leadership Square, 211 N. Robinson, Oklahoma City, Oklahoma 73102, or remotely via the exchange of documents (by facsimile or electronic mail transmission) on the Effective Date.
ARTICLE FOUR
DELIVERIES BY SELLER
4.1        At Closing, Seller shall deliver to Buyer the following:
(a)        an executed original of this Agreement;
(b)        an executed original assignment of the Acquired Equity Interests, sufficient to transfer all of the right, title and interest of Seller in the Acquired Equity Interests to Buyer, free and clear of any and all Liens, substantially in the form attached hereto as Exhibit 4.1(b);
(c)        an executed original of the Transition Services Agreement;
(d)        written resignations by the persons listed on Exhibit 4.1(d) hereto;
(e)        a certificate signed by an appropriate officer on behalf of each of Seller and New Source (A) providing the articles of organization and operating agreement of each of the Acquired Companies, including all amendments thereto, and (B) providing the resolutions of the Board of Directors of the general partner of New Source, on behalf of itself and of the Manager or governing body of the general partner of MidCentral, required for valid approval of the execution of this Agreement and the consummation of the transactions contemplated herein;
(f)        an original release, executed by New Source, as referenced in Exhibit 2.2(a) of this Agreement;
(g)        an executed original of the consent and release from liability under the Bank 7 Indebtedness, as referenced in Exhibit 2.2(b) of this Agreement;
(h)        an executed original of the assignment and assumption agreement referenced in Exhibit 2.2(c)-1 of this Agreement assigning the Earn-Out Note;
(i)        an executed original of the release of Seller and New Source from any and all liability under the Earn-Out Note, as referenced in Exhibit 2.2(c)-2 of this Agreement;
(j)         an executed original of the consent and release from liability under the Factoring Agreements, as referenced in Exhibit 2.2(d) of this Agreement;
(k)        an executed original of the consent and release from liability under the Factoring Agreements, as referenced in Exhibit 2.2(e) of this Agreement;
(l)        an executed original of the mutual release between the Acquired Companies and the Related Parties, as referenced in Exhibit 2.2(f) of this Agreement; and
(m)    copies of certificates of good standing for each of the Acquired Companies and Seller issued by the appropriate officials of its jurisdiction of organization and copies of certificates of foreign qualification, good standing, and payment of all state taxes that are due (if available in each applicable jurisdiction) for each of the Acquired Companies in the jurisdictions listed on Schedule 6.1(a).

ARTICLE FIVE
DELIVERIES BY BUYER
5.1        At Closing, Buyer, Mr. Snodgrass and Mr. Austin shall deliver to Seller the following:
(a)    Five Million Dollars ($5,000,000) by wire transfer in immediately available funds to the account designated by Seller;
(b)    an original executed Purchase Note substantially in the form attached hereto as Exhibit 2.1;
(c)    an executed original of this Agreement;
(d)     an executed original assignment of the Acquired Equity Interests, sufficient to transfer all of the right, title and interest of Seller in the Acquired Equity Interests to Buyer, free and clear of any and all Liens, substantially in the form attached hereto as Exhibit 4.1(b);
(e)    an executed original of the Transition Services Agreement;
(f)    a certificate signed by a manager on behalf of Buyer providing the resolutions of the Members and Managers of Buyer required for valid approval of the execution of this Agreement and the consummation of the transactions contemplated herein;
(g)    an executed original of the release by each of Mr. Snodgrass, Mr. Austin, Rod’s Holdings, and Buyer, as referenced in Exhibit 2.2(a) of this Agreement;
(h)    an executed original of the consent and release by Bank 7 of Seller and/or New Source, and of Kristian Kos and any officer or director of either such entity, from any and all liability with respect to the Bank 7 Indebtedness, as referenced in Exhibit 2.2(b) of this Agreement;
(i)    an executed original of the assignment and assumption agreement referenced in Exhibit 2.2(c)-1 of this Agreement assuming the Earn-Out Note;
(j)    an executed original of the release of Seller and New Source from any and all liability under the Earn-Out Note, as referenced in Exhibit 2.2(c)-2 of this Agreement;
(k)    an executed original of the consent and release from liability under the Factoring Agreements, as referenced in Exhibit 2.2(d);
(l)    an executed original of the consent and release from liability under the Factoring Agreements, as referenced in Exhibit 2.2(e);
(m)    an executed original of the mutual release between the Acquired Companies and the Related Parties, as referenced in Exhibit 2.2(f) of this Agreement; and
(n)    the original Earn-Out Note.
ARTICLE SIX
REPRESENTATIONS AND WARRANTIES
6.1        Representations and Warranties of Seller. As an inducement to Buyer to enter into this Agreement and consummate the transactions contemplated hereby, Seller hereby represents and warrants to Buyer as follows:
(a)        Organization and Qualification. Seller is a limited partnership duly organized, validly existing and in good standing under the laws of the State of Delaware, and has the power to own, lease and operate its properties and to carry on its business as the same is being conducted and to effect the transactions contemplated herein. Nothing has occurred or failed to occur from June 26, 2014 through the Effective Date that would cause either of the Acquired Companies to cease to be a limited liability company validly existing and in good standing under the laws of the jurisdiction of its organization, or to lack the requisite organizational power and authority to own, lease, and operate its properties and to carry on its business as it is now being conducted, and each Acquired Company is duly qualified and in good standing to do business as a foreign entity in each jurisdiction in which the nature of the business conducted by it or the ownership, leasing, or operating of its properties makes such qualification necessary, other than any failure to be so qualified in any such foreign jurisdiction as would not have a Material Adverse Effect. Schedule 6.1(a) sets forth a true and complete list of each of the jurisdictions of foreign qualification of each of the Acquired Companies.
(b)        Authorization. Seller has all requisite power, capacity and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance by Seller of this Agreement and the consummation by Seller of the transactions contemplated hereby have been duly authorized by all necessary action on the part of Seller and no other proceedings on the part of Seller are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by Seller, and, assuming the due authorization, execution and delivery hereof by each party hereto other than Seller, this Agreement constitutes the legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its respective terms, subject to bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors’ rights generally and to general principles of equity, whether considered in a proceeding at law or in equity.
(c)        Organizational Documents. Neither of the Acquired Companies is in violation of any of the provisions of its organizational documents. The minute books and ownership records of each of the Acquired Companies delivered to Buyer correctly and completely reflect in all material respects all actions taken at all meetings of, or by written consents of, directors, managers, and holders of membership interests in the Acquired Companies since June 26, 2014.
(d)        Acquired Equity Interests. The Acquired Equity Interests constitute all equity interests issued and outstanding with respect to either Acquired Company and all Acquired Equity Interests are free and clear of any and all Liens (other than Permitted Liens and Encumbrances and any transfer restrictions imposed by federal and state securities law). Except as set forth on Schedule 6.1(d), there are no outstanding securities, options, warrants, or other rights, agreements, arrangements to which either Acquired Company or Seller is a party or is bound relating to issued or unissued membership interests of an Acquired Company or obligating Seller or an Acquired Company to grant, issue, deliver, or sell, or cause to be granted, issued, delivered, or sold, any membership interest in the Acquired Company, by sale, lease, license, or otherwise. Except as set forth on Schedule 6.1(d), there are no obligations, contingent or otherwise, of an Acquired Company to (i) repurchase, redeem, or otherwise acquire any equity interest in the Acquired Company, (ii) dispose of any equity interest in the Acquired Company, or (iii) provide funds to, or make any investment in (in the form of a loan, capital contribution or purchase of membership interests or otherwise), or provide any guarantee with respect to the obligations of, any other person. No Acquired Company directly or indirectly owns, has agreed to purchase, or otherwise acquire, or holds any interest convertible into or exchangeable or exercisable for, equity interests in any entity. There are no agreements, arrangements, or other contracts (contingent or otherwise) to which either Acquired Company is a party or otherwise bound pursuant to which any person is or may be entitled to receive any payments based on the revenues or earnings, or calculated in accordance therewith, of any Acquired Company. Except as set forth on Schedule 6.1(d), there are no voting trusts, proxies, or other agreements or understandings with respect to the voting of any membership interest in an Acquired Company. There are no bonds, debentures, notes, or other evidences of indebtedness of an Acquired Company which provide the holder with a right to vote (or convertible into, or exchangeable for, securities having a right to vote) on any matters on which holders of membership interests of an Acquired Company may vote.
(e)        Non-Contravention. Except as set forth on Schedule 6.1(e), the execution and delivery of this Agreement by Seller and the consummation of the transactions contemplated by this Agreement do not (i) conflict with or violate the organizational documents of Seller or any of the Acquired Companies, (ii) constitute a default (or an event that, with notice or lapse of time or both, would give rise to a default) under, give rise to any right of termination, cancellation, amendment or acceleration of, require payments under, or create in any party additional or greater rights or benefits under, or result in the creation of a Lien, other than Permitted Liens and Encumbrances, on any of the properties or assets of any Acquired Company, with respect to any contract or other obligation to which any Acquired Company is party or by which any Acquired Company or any of its assets or properties is bound or subject, except for such defaults, rights of termination, cancellation, amendment or acceleration, or Liens that would not reasonably be expected to have a material adverse effect on the ability of Seller to perform its obligations under the Transaction Documents or the business of the Acquired Companies, (iii) conflict with or violate in any material respect any law applicable to or binding on any Acquired Company or by which any Acquired Company’s assets or properties are bound or subject, (iv) conflict with or violate in any material respect any law applicable to or binding on Seller, except for any such conflicts or violations that would not reasonably be expected to have a material adverse effect on the ability of Seller to perform its obligations under the Transaction Documents, or (v) constitute an event which, after notice or lapse of time or both, would result in the creation of a material Lien, other than Permitted Liens and Encumbrances, on any of the Acquired Equity Interests.
(f)        Consents. Except as set forth on Schedule 6.1(f) or as have been waived or obtained, the execution and delivery by Seller of this Agreement and each of the other Transaction Documents to which Seller is a party does not, and the consummation of the transactions contemplated hereby or thereby and the compliance by Seller with any provisions hereof or thereof does not and will not, require Seller to obtain any consent, approval, or waiver, except for such consents, approvals, or waivers that would not reasonably be expected to have a material adverse effect on the ability of Seller to perform its obligations under the Transaction Documents.
(g)        Permits; Compliance. From and after June 26, 2014 through the Effective Date, neither Acquired Company has taken or refrained from taking any action that would cause such Acquired Company not to be in possession of all franchises, grants, authorizations, licenses, permits, easements, and other governmental authorizations necessary to own, lease, maintain, and operate its properties and to carry on its business as it is now being conducted (collectively, the “Permits”). There is no action, proceeding, or investigation pending, or to the Knowledge of Seller, threatened regarding, and no event has occurred that has resulted in or after notice or lapse of time or both could reasonably be expected to result in, revocation, suspension, adverse modification, non-renewal, impairment, restriction, termination, or cancellation of, or order of forfeiture or substantial fine with respect to, any material permit or license of an Acquired Company. From and after June 26, 2014, no Acquired Company has received from any Governmental Authority any written notification with respect to possible non-compliance with any law, license, or permit.
(h)        Litigation. Except for the FLSA cases (hereinafter defined) and as set forth on Schedule 6.1(h), there is no material litigation, claim or other proceeding pending or, to the Knowledge of Seller, threatened, against either of the Acquired Companies arising out of the operation of such Acquired Company’s business from and after June 26, 2014 up to Closing, materially affecting any item of Equipment or the business, operations, or prospects of an Acquired Company, or materially adversely affecting the ability of Seller to perform its obligations under this Agreement or any of the transactions contemplated hereby.
(i)        Title and Condition. Except as set forth on Schedule 6.1(i), the Acquired Companies are the sole and exclusive legal and equitable owner of all right, title and interest in, and have good, clear, indefeasible, and insurable title to all of its assets. Except as set forth on Schedule 6.1(i), none of the Equipment is subject to any Lien other than Permitted Liens and Encumbrances. The assets of the Acquired Companies the value of which are included in the Financial Statements constitute all of the properties and assets now held by the Acquired Companies and constitute all of the assets necessary for the conduct of the business of the Acquired Companies consistent in all material respects with the current conduct of business. Buyer acknowledges that the Equipment is being accepted in an “as is” condition, and neither Seller nor New Source is making any representation or warranty as to the currently existing condition of the Equipment nor whether any item of Equipment is currently fit for the purposes for which it is used and intended to be used by the Acquired Companies in conducting their businesses as currently conducted or reasonably contemplated to be conducted. Schedule 6.1(i) sets forth a true and complete list of the Equipment owned by the Acquired Companies on the Effective Date. Since June 26, 2014 and except as reflected or accounted for in the Financial Statements, no Equipment has been sold, transferred, or otherwise disposed of by the Acquired Companies.
(j)        Financial Statements. Seller has furnished to Buyer true and complete copies of unaudited Consolidated Statement of Operations, Consolidated YTD Adjusted EBITDA, and Balance Sheet of the Acquired Companies as of and for the three-month period and nine-month period ended September 30, 2015 and for the month ended October 31, 2015 (the “Financial Statements”). The Financial Statements which are attached as Schedule 6.1(j) fairly present in all material respects the financial condition of the Acquired Companies as of such dates and the results of operations of the Acquired Companies for such periods, and the books and records of the Acquired Companies are up to date and have been maintained in accordance with good business practice. As of the date hereof, the Accounts Payable do not exceed Three Million Nine Hundred Thousand Dollars ($3,900,000). Since the date of the Financial Statements, neither Acquired Company has (i) made any payment other than payments made in the ordinary course of business, (ii) made any distribution to its member, or (iii) made any payments to Related Parties other than payments related to employee expenses.
(k)        Brokerage. There are no existing claims or agreements for brokerage commissions, finders’ fees, or similar compensation to any person engaged by or otherwise representing Seller or the Acquired Companies in connection with the transactions contemplated by this Agreement.
(l)        Employees. Since January 1, 2015 and through the Effective Date, neither Acquired Company has, or has had, (i) any employees or (ii) any contractual obligation or special termination or severance arrangements with respect to any independent contractors of the Acquired Companies. Since June 26, 2014 and through the Effective Date, all amounts have been paid with respect to (i) all wages due (including all required taxes, insurance and withholding thereon) to any persons employed by either of the Acquired Companies or EMR whose services have been or are furnished to the Acquired Companies, and (ii) except as reflected in the Accounts Payable, compensation of any independent contractors of the Acquired Companies. Since June 26, 2014 and through the Effective Date, neither Acquired Company maintains, contributes to (or since June 26, 2014 has maintained, contributed to or been required to contribute to), or has any material liability under (or with respect to) any “employee welfare benefit plans” (as that term is defined in Section 3(1) of ERISA) or any “employee pension benefit plans” (as that term is defined in Section 3(2) of ERISA), including any “multi-employer plans” (as that term is defined in Section 3(37) of ERISA).
(m)    Contracts. Except for agreements or arrangements contemplated by the Transaction Documents and the master services agreements listed on Exhibit B to the Transition Services Agreement, each Acquired Company has in its possession copies of all material agreements or arrangements pertaining to (i) its performance of work or the sale or furnishing of goods or services by the Acquired Company; (ii) regarding confidentiality or noncompetition; (iii) requirements contracts; (iv) loan agreements; (v) notes; (vi) security agreements; (vii) employment and employment-related agreements; (viii) collective bargaining agreements; (ix) sales representative, distribution, franchise, advertising and similar agreements; (x) leases and subleases of real estate and/or personal property; and (xi) license agreements. Except as set forth on Schedule 6.1(m), to the Knowledge of Seller, there is no claim by a contracting party that an Acquired Company is in material breach of any of the foregoing.
(n)        Taxes. Except as set forth on Schedule 6.1(n), all returns, including informational returns, required to be filed with any federal, state, or local taxing authority with respect to Taxes or income, gain, or loss, or items, thereof, of the Acquired Companies for periods ended after June 26, 2014 and prior to the Effective Date, have been filed or will be filed and any and all Taxes required to be paid pursuant to such returns have been paid or will be paid. All such returns were or will be correct and complete in all material respects. All Taxes or other amounts required to have been withheld and paid in connection with amounts paid or owing to any employee of an Acquired Company have been withheld and paid. There is no material dispute or claim pending or, to the Knowledge of Seller, threatened, concerning any liability for Taxes of, or for any inclusion, omission, classification, characterization, or method of accounting or reporting on any return filed by or on behalf of, the Acquired Companies with any taxing authority, and there are no pending, or to the Knowledge of Seller, threatened or anticipated audits or other investigations in respect of taxes of the Acquired Companies. Since July 26, 2014, neither of the Acquired Companies has made an election to be taxed as a corporation for purposes of federal income Taxes.
(o)        Events Subsequent to June 26, 2014. Except as set forth on Schedule 6.1(o), since June 26, 2014, there has not been any material transaction or commitment made, or any contract or agreement entered into, by an Acquired Company in connection with its business other than in the ordinary course of business, and, there has not been (i) any material loss or, to the Knowledge of Seller, threat of loss of any material customer or (ii) any Material Adverse Effect.

(p)        Undisclosed Liabilities. Except as set forth on Schedule 6.1(p), no Acquired Company has a liability (and, to the Knowledge of Seller, there is no reasonable basis for any charge, complaint, action, suit, proceeding, hearing, investigation, claim or demand against the Acquired Company giving rise to any liability) except for (i) liabilities reserved or disclosed on the face of the latest balance sheets of the Acquired Companies, (ii) liabilities which have arisen after the date of the latest balance sheets of the Acquired Companies in the ordinary course of business of the Acquired Companies (none of which results from, arises out of, relates to, is in the nature of or was caused by any breach of contract, breach of warranty, tort, infringement or violation of laws), (iii) liabilities which have been discharged or paid in full after the date of the latest balance sheets of the Acquired Companies in the ordinary course of business of the Acquired Companies (none of which results from, arises out of, relates to, is in the nature of or was caused by any breach of contract, breach of warranty, tort, infringement or violation of laws) or (iv) liabilities that are obligations to perform pursuant to the terms of any contract binding on the Acquired Companies. As of the Effective Date and after giving effect to the transactions contemplated hereby, no Acquired Company, on the one hand, has any outstanding liability or obligation to the Related Parties, any entity in which a Related Party owns more than 50% of the equity, or any entity that owns more than 50% of the equity of a Related Party, on the other hand, and which liability or obligation relates only to such parties, other than liabilities or obligations under the Transaction Documents and any other documents contemplated thereby.
(q)         Real Property. Since June 26, 2014, neither of the Acquired Companies has (i) acquired any real property (whether beneficially or of record) or (ii) entered into any lease for real property, other than leases with Shale Properties, LLC.
6.2        Representations and Warranties of New Source. As an inducement to Buyer to enter into this Agreement and consummate the transactions contemplated hereby, New Source hereby represents and warrants to Buyer as follows:
(a) Organization and Qualification. New Source is a limited partnership duly organized, validly existing and in good standing under the laws of the State of Delaware, and has the power to own, lease and operate its properties and to carry on its business as the same is being conducted and to effect the transactions contemplated herein.
(b) Authorization. New Source has all requisite power, capacity and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance by New Source of this Agreement and the consummation by New Source of the transactions contemplated hereby have been duly authorized by all necessary action on the part of New Source and no other proceedings on the part of New Source are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by New Source, and, assuming the due authorization, execution and delivery hereof by each party hereto other than New Source, this Agreement constitutes the legal, valid and binding obligation of New Source, enforceable against New Source in accordance with its respective terms, subject to bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors’ rights generally and to general principles of equity, whether considered in a proceeding at law or in equity.
(c)Non-Contravention. Except as set forth on Schedule 6.2(c), the execution and delivery of this Agreement by New Source and the consummation of the transactions contemplated by this Agreement do not (i) conflict with or violate the organizational documents of New Source or (ii) constitute a default (or an event that, with notice or lapse of time or both, would give rise to a default) under, give rise to any right of termination, cancellation, amendment or acceleration of, require payments under, or create in any party additional or greater rights or benefits under, or result in the creation of a Lien, other than Permitted Liens and Encumbrances, on any of the properties or assets of New Source, with respect to any contract or other obligation to which New Source is party or by which New Source or any of its assets or properties is bound or subject, except for such defaults, rights of termination, cancellation, amendment or acceleration, or Liens that would not reasonably be expected to have a material adverse effect on the ability of New Source to perform its obligations under the Transaction Documents.
(d) Consents. Except as set forth on Schedule 6.2(d) or as have been waived or obtained, the execution and delivery by New Source of this Agreement and each of the other Transaction Documents to which New Source is a party does not, and the consummation of the transactions contemplated hereby or thereby and the compliance by New

Source with any provisions hereof or thereof does not and will not, require New Source to obtain any consent, approval, or waiver, except for such consents, approvals, or waivers that would not reasonably be expected to have a material adverse effect on the ability of New Source to perform its obligations under the Transaction Documents.
(e) Brokerage. There are no existing claims or agreements for brokerage commissions, finders’ fees, or similar compensation to any person engaged by or otherwise representing New Source in connection with the transactions contemplated by this Agreement.
(f) Class A Limited Partner Interests. The Class A Limited Partner Interests constitute all of the Class A units of Seller issued and outstanding with respect to Seller. New Source owns 100% of such Class A Limited Partner Interests.
(g) General Partner Interest. The General Partner Interest constitutes all of the membership interests of MCEGP issued and outstanding. New Source owns 100% of the General Partner Interest.
6.3        Representations and Warranties of Buyer. As an inducement to Seller and New Source to enter into this Agreement and consummate the transactions contemplated hereby, Buyer hereby represents and warrants to Seller and New Source as follows:
(a)        Organization. Buyer is currently a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware, and has all requisite organizational power and authority to own, lease and operate its properties and to carry on its business as the same is being conducted and to effect the transactions contemplated herein. As of the date hereof, each of Mr. Snodgrass and Mr. Austin is a Manager of Buyer and the owner, directly or indirectly, of fifty percent (50%) of the membership interests in Buyer. Mr. Snodgrass and Mr. Austin, as Managers, have full and unrestricted power and authority to take all actions and make all decisions necessary to cause Buyer to consummate the transactions contemplated by this Agreement and to purchase the Acquired Equity Interests.
(b)        Authorization. Buyer has all requisite power, capacity and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance by Buyer of this Agreement and the consummation by Buyer of the transactions contemplated hereby have been duly authorized by all necessary action on the part of Buyer and no other proceedings on the part of Buyer are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. Each of Mr. Snodgrass and Mr. Austin has the legal capacity and authority to execute and deliver this Agreement, to perform his obligations hereunder and to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by each of Buyer, Mr. Snodgrass and Mr. Austin and, assuming the due authorization, execution and delivery hereof by each party hereto other than Buyer, Mr. Snodgrass and Mr. Austin, this Agreement constitutes the legal, valid and binding obligation of each of Buyer, Mr. Snodgrass and Mr. Austin, enforceable against each of Buyer, Mr. Snodgrass and Mr. Austin in accordance with its respective terms, subject to bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors’ rights generally and to general principles of equity, whether considered in a proceeding at law or in equity.
(c)    Non-Contravention. The execution and delivery of this Agreement by Buyer, Mr. Snodgrass and Mr. Austin and the consummation of the transactions contemplated by this Agreement do not (i) conflict with or violate the organizational documents of Buyer, (ii) constitute a default (or an event that, with notice or lapse of time or both, would give rise to a default) under, give rise to any right of termination, cancellation, amendment or acceleration of, require payments under, or create in any party additional or greater rights or benefits under, or result in the creation of a Lien, other than Permitted Liens and Encumbrances, on any of the properties or assets of Buyer, Mr. Snodgrass or Mr. Austin, with respect to any contract or other obligation to which any of Buyer, Mr. Snodgrass or Mr. Austin is party or by which any of Buyer, Mr. Snodgrass or Mr. Austin or any of their assets or properties is bound or subject, except for such defaults, rights of termination, cancellation, amendment or acceleration, or Liens that would not reasonably be expected to have a material adverse effect on the ability of Buyer, Mr. Snodgrass and Mr. Austin to perform their obligations under this Agreement, or (iii) conflict with or violate in any material respect any law applicable to or binding on any of Buyer, Mr. Snodgrass or Mr. Austin or by which any of Buyer’s, Mr. Snodgrass’s or Mr. Austin’s assets or properties are bound or subject.

(d)        Consents. Except as set forth on Schedule 6.3(d) or as have been waived or obtained, the execution and delivery by Buyer, Mr. Snodgrass and Mr. Austin of this Agreement and each of the other Transaction Documents to which Buyer, Mr. Snodgrass or Mr. Austin is a party does not, and the consummation of the transactions contemplated hereby or thereby and the compliance by Buyer, Mr. Snodgrass or Mr. Austin with any provisions hereof or thereof does not and will not, require Buyer, Mr. Snodgrass or Mr. Austin to obtain any consent, approval, or waiver, except for such consents, approvals, or waivers that would not reasonably be expected to have a material adverse effect on the ability of Buyer, Mr. Snodgrass or Mr. Austin to perform their obligations under the Transaction Documents.
(e)        Unencumbered Funds. The cash consideration paid to Seller at Closing has been transferred and delivered to Seller free and clear of any Liens or other encumbrances whatsoever.
(f)        Brokerage. There are no existing claims or agreements for brokerage commissions, finders’ fees, or similar compensation to any person engaged by or otherwise representing Buyer in connection with the transactions contemplated by this Agreement.
(g)        Accredited Investor. Buyer is an “accredited investor” as defined in Rule 501(a) under the Securities Act.
(h)        Investment Intention. Buyer is acquiring the Acquired Equity Interests for its own account, for investment purposes only and not with a view to distribution (as such term is used in Section 2(11) of the Securities Act). Buyer understands that the Acquired Equity Interests have not been registered under the Securities Act and cannot be sold unless subsequently registered under the Securities Act or an exemption from such registration is available. Buyer is able to bear the economic risk of an investment in the Acquired Equity Interests, can afford to sustain a total loss on such investment, and has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of the investment in the Acquired Equity Interests. Buyer has conducted its own investigation of the Acquired Companies and the Acquired Equity Interests and has satisfied itself with respect to such investigation such that Buyer has determined to proceed with entry into this Agreement and the transactions contemplated hereby. Apart from the express representations and warranties of Seller and New Source in Sections 6.1 and 6.2, respectively, on which Buyer is expressly relying, Buyer is not relying on any representation or warranty of Seller or New Source in making its decision to enter into this Agreement and to acquire the Acquired Companies.
(i)        No Public Market. Buyer understands that no public market now exists for the Acquired Equity Interests and that there are no assurances that a public market will ever exist for the Acquired Equity Interests.

ARTICLE SEVEN
COVENANTS
7.1        Confidentiality and Non-Solicitation Covenants. Buyer will, and will use reasonable efforts to cause the employees, officers and agents of each of Buyer and the Acquired Companies to, keep confidential and not disclose for a period of three (3) years after the Effective Date any Confidential Information of New Source or Seller which they may have acquired and which does not relate to the business of the Acquired Companies as currently conducted. Buyer further expressly covenants and agrees that for a period of three (3) years after the Effective Date, it and the Acquired Companies will not and will cause its affiliates not to (i) engage or employ, or solicit or contact with a view to the engagement or employment of any person who is, on the Effective Date, an officer, employee or agent of Seller or New Source or any of their respective affiliates, other than (A) any person who was employed by either Acquired Company on June 25, 2014 and (B) the persons listed on Schedule 7.1, or (ii) canvass, solicit, approach or entice away or cause to be canvassed, solicited, approached or enticed away any person who or which is a customer, consultant or supplier of Seller or New Source or any of their respective affiliates to reduce the volume of, or refrain from doing, any business with Seller or New Source or any of their respective affiliates. The parties agree and acknowledge that the provisions of this Section 7.1 (i) are the result of arm’s-length bargaining, (ii) are fair and reasonable, and (iii) do not impose any greater restraint than is necessary to protect the legitimate business interests of Seller and New Source. The parties further agree and acknowledge that, in the event of a breach or threatened breach of any of the provisions of this Section 7.1, each of Seller and New Source shall be entitled to immediate injunctive relief, as any such breach would cause each of Seller and New Source irreparable injury for which it would have no adequate remedy at law. Nothing herein shall be construed so as to prohibit Seller or New Source from pursuing any other remedies available to it hereunder, at law or in equity (including specific performance) for any such breach or threatened breach of any of the provisions of this Section 7.1. Notwithstanding anything herein to the contrary, Seller and New Source acknowledge and agree that the engagement, employment, solicitation or contacting with a view to the engagement or employment by an Acquired Company of any person listed on Schedule 7.1 shall not constitute a breach or violation of any agreement or arrangement between a Related Party and such person, and each Related Party hereby irrevocable waives any claims it may have in connection therewith.
7.2        Confidentiality and Non-Solicitation Covenants. Each of New Source and Seller will, and will use reasonable efforts to cause its officers, employees, and agents to, keep confidential and not disclose for a period of three (3) years after the Effective Date any Confidential Information of either Acquired Company which they may have acquired. Each of New Source and Seller further expressly covenants and agrees that for a period of three (3) years after the Effective Date, it will not and will cause its affiliates not to (i) engage or employ, or solicit or contact with a view to the engagement or employment of any person who is an officer, employee or agent of an Acquired Company or (ii) canvass, solicit, approach or entice away or cause to be canvassed, solicited, approached or enticed away any person who or which is a customer, consultant or supplier of an Acquired Company or any of their respective affiliates to reduce the volume of, or refrain from doing, any business with an Acquired Company or any of their respective affiliates. The parties agree and acknowledge that the provisions of this Section 7.2 (i) are the result of arm’s-length bargaining, (ii) are fair and reasonable, and (iii) do not impose any greater restraint than is necessary to protect the legitimate business interests of Buyer. The parties further agree and acknowledge that, in the event of a breach or threatened breach of any of the provisions of this Section 7.2, Buyer shall be entitled to immediate injunctive relief, as any such breach would cause Buyer irreparable injury for which it would have no adequate remedy at law. Nothing herein shall be construed so as to prohibit Buyer from pursuing any other remedies available to it hereunder, at law or in equity (including specific performance) for any such breach or threatened breach of any of the provisions of this Section 7.2.
7.3        Transition. From and after the Effective Date, New Source, Seller, and Buyer agree to fully cooperate with and assist one another in connection with the transition and conversion of all files and other information of the Acquired Companies that are reasonably anticipated to be transferred to Buyer in connection with the purchase of the Acquired Companies by Buyer. Additionally, each of Buyer, Seller, and New Source agrees to, and shall cause its affiliates (including, without limitation, EMR) to, provide the other, upon reasonable prior notice, with such information and data including, without limitation, all Form W-2s and Form 1099s, as is necessary to allow New Source, Seller, and Buyer to comply with all tax, audit or other compliance obligations relating to the employees and operations of the Acquired Companies and the Business, and each of Buyer, Seller, and New Source agrees to timely take any and all action as required by law to comply with such tax and/or reporting obligations.
7.4        Use of Name and Marks. From and after the Effective Date, Seller shall discontinue any and all use of the Name and Marks.
7.5        Further Assurances. Seller and Buyer shall, from time to time, upon request of Seller or Buyer, as applicable, execute such additional agreements, assurances, documents and instruments as may be reasonably necessary or desirable to consummate the transactions contemplated by this Agreement.
ARTICLE EIGHT
INDEMNIFICATION
8.1        Survival. Subject to the terms and conditions of this Article Eight, all representations, warranties, covenants, and agreements of the parties to this Agreement shall survive the Closing.
8.2        Special Indemnification.
(a)    Buyer and the Acquired Companies agree to indemnify, defend and hold harmless New Source, Seller and their respective directors, stockholders, officers, partners, members, employees, agents, consultants, attorneys, representatives, successors, transferees and assigns with respect to all Claims and Damages resulting from a judgment or settlement in the cases of Jeremy Saenz on Behalf of Himself and All Others Similarly Situated v. Rod’s Production Services, LLC, in the United States District Court for the District of New Mexico; Jeremy Saenz on Behalf of Himself and All Others Similarly Situated v. Erick Flowback Services, LLC, in the United States District Court for the Western District of Oklahoma, and Sonny Ainsworth on Behalf of Himself and All Others Similarly Situated v. Rod’s Production Services, LLC, in the United States District Court for the Western District of Texas; and any additional litigation in the future relating to FLSA matters to the extent arising as a result of conduct by the Acquired Companies prior to June 26, 2014 (all such cases and litigation, the “FLSA Cases”). Buyer, the Acquired Companies, Mr. Snodgrass, Mr. Austin, New Source, and Seller agree that no breach of a representation shall occur as a result of the FLSA Cases and Buyer, the Acquired Companies, Mr. Snodgrass and Mr. Austin shall have no claim against New Source, Seller and their respective affiliates under this Agreement with respect to the FLSA Cases.
(b)    Seller and New Source agree to indemnify, defend and hold harmless Buyer, the Acquired Companies, Mr. Snodgrass and Mr. Austin and their respective directors, stockholders, officers, partners, members, managers, employees, agents, consultants, attorneys, representatives, successors, transferees and assigns with respect to all Claims and Damages as a result of conduct from June 26, 2014 through the Effective Date resulting from or arising out of the State of Oklahoma Workers’ Compensation Commission Case No. 201500085 or Pennsylvania Department of Revenue Notice Number 500000095805.
8.3     Indemnification by Seller. Subject to the terms and conditions of this Article Eight, Seller and New Source hereby agree, severally and not jointly, to indemnify, defend and hold harmless Buyer and its direct and indirect subsidiaries (including the Acquired Companies after the Closing) and their respective directors, stockholders, officers, partners, members, employees, agents, consultants, attorneys, representatives, successors, transferees and assigns (collectively, “Buyer Indemnitees”) from and against all Claims and all Damages asserted against, imposed upon or incurred by any of the Buyer Indemnitees, directly or indirectly, by reason of, arising out of or resulting from (a) any breach of any representation or warranty of Seller or New Source contained in this Agreement or (b) any breach of any covenant or agreement of Seller or New Source contained in or made pursuant to this Agreement.
8.4        Indemnification by Buyer. Subject to the terms and conditions of this Article Eight, Buyer and the Acquired Companies hereby agree, severally and not jointly, to indemnify, defend and hold harmless Seller and New Source and their respective direct and indirect subsidiaries and their respective directors, stockholders, officers, partners, members, employees, agents, consultants, attorneys, representatives, successors, transferees and assigns (collectively, “Seller Indemnitees”), from and against all Claims and all Damages asserted against, imposed upon or incurred by any of the Seller Indemnitees, directly or indirectly, by reason of, arising out of or resulting from (a) any breach of any representation or warranty of Buyer contained in this Agreement or (b) any breach of any covenant or agreement of Buyer, Mr. Snodgrass, or Mr. Austin contained in or made pursuant to this Agreement.
8.5        Procedure. Indemnification pursuant to this Agreement shall be the sole and exclusive remedy of the parties for any breach of this Agreement except (i) with respect to claims based on actual fraud and breach of a covenant or agreement to be performed after the Closing (including pursuant to Sections 7.1 and 7.2) and (ii) that Buyer may, in lieu of receiving any payment otherwise due under this Agreement, exercise its right of setoff provided in Section 8.8 and the Purchase Note. Any indemnified party shall give the indemnitor prompt notice of any claim hereunder; provided, the failure to give such notice shall not affect the right to indemnification hereunder unless the indemnitor was materially prejudiced by such failure. All claims shall be asserted by a party seeking indemnification within twelve (12) months of the date of this Agreement except (i) in the case of a claim for taxes, which claim may be asserted not later than the expiration of the applicable statute of limitations barring the collection of such tax by the appropriate taxing authority, (ii) in the case of a claim for indemnification arising out of or relating to any breach of a representation or warranty contained in Sections 6.1(a), (b), (c), (d), (e), (f) or (k), Sections 6.2(a), (b), (c) or (e) or Sections 6.3(a), (b), (c), (e) or (f), in which case claims shall survive indefinitely, or (iii) in the case of a claim for indemnification arising out of or related to any breach of a representation or warranty contained in Section 6.1(l), which claim, in any such case, must be first asserted on or before thirty (30) calendar days after the expiration of the applicable statute of limitations. The indemnitor shall have the right to defend at its own expense any claim for which the indemnitor is liable hereunder, but no settlement or compromise of such claim may be effected which materially affects the indemnified party without its consent thereto, which shall not be unreasonably withheld. The indemnified party shall cooperate with the indemnitor in the defense of any such claims and may participate therein with its own counsel at its own expense.
8.6        Defense of Third Party Claims. The obligations and liabilities of any party to indemnify any person or entity under this Article Eight with respect to claims or damages relating to or arising from third parties (each a “Third Party Claim”), shall be subject to the following terms and conditions
(a)The person or persons or entity or entities making a claim for indemnification hereunder (whether one or more persons or entities, the “Indemnified Party”) will give the party or parties against whom indemnification is sought (whether one or more, the “Indemnifying Party”) prompt written notice of any such Third Party Claim, and the Indemnifying Party may, at its option, undertake the defense thereof by representatives chosen by it and reasonably acceptable to the Indemnified Party upon written notice to the Indemnified Party within twenty (20) calendar days of receiving notice of such Third Party Claim. Failure of the Indemnified Party to give such notice shall not affect the Indemnifying Party’s duty or obligations under this Article Eight, except to the extent the Indemnifying Party is materially prejudiced thereby. If the Indemnifying Party undertakes the defense of a Third Party Claim, the Indemnified Party may retain separate co-counsel at its sole cost and expense (except that the Indemnifying Party will be responsible for the fees and expenses of the separate co-counsel to the extent the Indemnified Party reasonably concludes that the counsel the Indemnifying Party has selected has a conflict of interest). The Indemnified Party shall make available to the Indemnifying Party or its representatives all records and other materials required by the Indemnifying Party or its representatives and in the possession or under the control of the Indemnified Party, for the use of the Indemnifying Party and its representatives in defending any such Third Party Claim, and shall in other respects reasonably cooperate in such defense.
(b)If the Indemnifying Party, within twenty (20) calendar days after notice of any such Third Party Claim (or sooner if the nature of the Third Party Claim so requires), fails to defend such Third Party Claim actively and in good faith, then the Indemnified Party will (after giving written notice of the same to the Indemnifying Party) have the right to undertake the defense (at the Indemnifying Party’s expense), compromise or settlement of such Third Party Claim, or consent to the entry of a judgment with respect thereto, and the Indemnifying Party shall thereafter have no right to challenge the Indemnified Party’s defense, compromise or settlement thereof.
(c)Notwithstanding anything in this Article Eight to the contrary (i) if it is reasonably likely, in the Indemnified Party’s reasonable opinion, that a Third Party Claim may adversely affect the Indemnified Party other than as a result of money damages or other money payments, the Indemnified Party shall have the right to defend, compromise or settle such Third Party Claim, and (ii) the Indemnifying Party shall not, without the written consent of the Indemnified Party, settle or compromise any Third Party Claim or consent to the entry of any judgment which (A) does not include as an unconditional term thereof the giving by the claimant or the plaintiff to the Indemnified Party of an unconditional release from all liability in respect of such Third Party Claim or (B) contains any sanction or restriction upon the conduct of any business by any Indemnified Party or its Affiliates.
(d)The party controlling the defense of any Third Party Claim shall deliver, or cause to be delivered, to the other parties copies of all correspondence, pleadings, motions, briefs, appeals or other written statements relating to or submitted in connection with the defense of the Third Party Claim, and timely notices of, and the right to participate in (as an observer only) any hearing or other court proceeding relating to the Third Party Claim.
(e)Within ten (10) Business Days following final resolution of an Assumed Claim with the applicable third party to such Assumed Claim (whether through compromise, settlement, the entry of a judgment with respect thereto or otherwise) in accordance with the terms of this Section 8.6, the Indemnifying Party shall pay the amount of damages incurred by the Indemnified Party in connection with such Assumed Claim. For purposes of this Agreement, an “Assumed Claim” is (i) a Third Party Claim the defense of which is undertaken by the Indemnifying Party pursuant to the terms of this Section 8.6 or (ii) a Third Party Claim the defense of which is undertaken by the Indemnified Party and the resolution of which (whether through compromise, settlement, the entry of a judgment with respect thereto or otherwise) has been consented to in writing by the Indemnifying Party, which consent shall not be unreasonably withheld or delayed or for which such consent by the Indemnifying Party is not required in accordance with the provisions of Section 8.6(b).

8.7    Anti-Sandbagging. Neither Seller nor New Source shall be liable under this Article Eight for any Claims or Damages resulting from or arising out of or relating to any inaccuracy in or breach of any of the representations or warranties of Seller or New Source, as applicable, contained in this Agreement or any other document delivered in connection herewith, if Buyer had actual knowledge of such inaccuracy or breach prior to the Effective Date; provided, that if Buyer notifies Seller in writing of such inaccuracy or breach within a reasonable period of time prior to the Effective Date, then this Section 8.7 shall not apply to such inaccuracy or breach.
8.8    Setoff Rights. Notwithstanding any other provision of this Agreement, if a claim for indemnification against Seller or New Source (a “Claim”) has been finally settled by agreement of the applicable Parties or determined by arbitration pursuant to this Agreement (a “Determination”), Buyer shall be entitled, but not obligated, to offset against the principal amount of the Purchase Note, the amount due to Buyer with respect to such Determination (the “Claim Amount”) by providing written notice to Seller of its intent to offset (“Notice”). Upon such Notice, (a) the principal amount of the Purchase Note shall be reduced, as of the date on which Notice was provided, by the Claim Amount and (b) the amount of outstanding indebtedness under the Purchase Note (including accrued interest) shall be recalculated to reflect such adjustment.
ARTICLE NINE
GENERAL
9.1        Publicity. Buyer and Seller shall cooperate with each other in the development and distribution of all news releases and other public disclosures concerning this Agreement and the transactions effected herein and shall not issue any news release or make any other public disclosure without the prior consent of the other party, which consent shall not be unreasonably withheld.
9.2        Notices. Any notice or other communication shall be in writing and shall be deemed to have been given or made on the date of delivery, in the case of hand delivery, or three (3) Business Days after deposit in the United States Registered Mail, postage prepaid, or upon receipt if transmitted by facsimile telecopy or any other electronic means, addressed (in any case) as follows:
(a) if to Seller or New Source:
MidCentral Energy Partners, L.P.
or, as appropriate
New Source Energy Partners, L.P.
914 N. Broadway Avenue, Suite 230
Oklahoma City, Oklahoma 73101
Phone: (405) 272-3028
Fax: (405) 272-3034
Attention: Kristian Kos
With copies (which shall not constitute notice) to:
Tom R. Russell, Esq.
914 N. Broadway Avenue, Suite 230
Oklahoma City, Oklahoma 73101
Phone: (405) 272-3028
Fax: (405) 272-3034

Vinson & Elkins L.L.P.
1001 Fannin, Suite 2500
Houston, TX 77002
Fax: (713) 615-5650
Attention: Jeffery K. Malonson

(b) if to Buyer:
Erick’s Holdings, LLC
20568 U.S. Hwy 81
Kingfisher, Oklahoma 73750
Attention:    J. Mark Snodgrass
Phone: (405) 590-7926

With copies to:
Dee A. Replogle, Jr. or Stephanie P. Chapman
McAfee & Taft A Professional Corporation
2 Leadership Square, 10th Floor
211 North Robinson Avenue
Oklahoma City, Oklahoma 73102
Phone: (405) 235-9621
Fax: (405) 228-7461
Randy Mecklenburg, Esq.
202 N. 6th Street
Kingfisher, Oklahoma 73750
Phone: (405) 375-6484
Fax: (405) 375-6413
or to such other address as any party may from time to time designate by notice to the others.
9.3        Expenses. The parties shall pay their own expenses incident to preparing for, entering into and carrying into effect the terms of this Agreement.
9.4        Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Oklahoma.
9.5        Waiver, Amendment or Modification. The conditions of this Agreement that may be waived may be waived only by written instrument duly executed by the party for which the condition(s) is intended to benefit. The failure of any party at any time or times to require performance of any provision hereof shall in no manner affect the right of such party at a later time to insist upon performance of the same. This Agreement may not be amended or modified except by a written instrument duly executed by the parties hereto.
9.6        Binding Effect. This Agreement shall be binding upon, and shall enure to the benefit of, the parties and their respective heirs, legal representatives, successors and assigns. There shall be no third-party beneficiaries hereof.
9.7        Severability. If any provision of this Agreement is invalid or unenforceable for any reason, then such provision shall be treated as if it were never a part of this Agreement, and the remaining provisions shall be unaffected thereby.
9.8        Arbitration. All disputes between the parties, including any dispute concerning this Agreement, shall be resolved by final binding arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association. Proceedings shall be governed by the Federal Arbitration Act. Each party shall bear its own attorneys’ fees as well as litigation expenses and shall split the administrative costs of arbitration. Hearings shall be convened in Oklahoma City, Oklahoma.

9.9        Specific Performance. The Parties hereby acknowledge and agree that the failure of any party hereto to perform its agreements and covenants hereunder, including its failure to take all actions as are necessary on its part to the consummation of the transactions contemplated by this Agreement, will cause irreparable injury to the other parties for which damages, even if available, will not be an adequate remedy. Accordingly, subject to the limitations set forth in Section 8.5, each party hereto hereby consents to the issuance of injunctive relief by any court of competent jurisdiction to compel performance of such party’s obligations and to the granting by any court of the remedy of specific performance of its obligations hereunder.
9.10    Counterparts; Electronic Transmission. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument. A facsimile or other electronic transmission of a signed counterpart of this Agreement shall be sufficient to bind the party or parties whose signature(s) appear thereon.
9.11    Entire Agreement. This Agreement sets forth the entire agreement and understanding of the parties with respect to the transactions contemplated hereby. No representation, promise, inducement or statement of intent has been made by any party which is not embodied in this Agreement.

[Signature Page to Follow]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the day and year first above written.

NEW SOURCE ENERGY PARTNERS, L.P.
By: New Source Energy GP LLC, its general partner
/s/ Kristian Kos
Kristian Kos, Chairman and Chief
Executive Officer

MIDCENTRAL ENERGY PARTNERS, L.P.
By: MidCentral Energy GP LLC, its general partner
/s/ Dikran Tourian
Dikran Tourian, President

ERICK FLOWBACK SERVICES LLC
By: /s/ Dikran Tourian
Dikran Tourian, President

ROD'S PRODUCTION SERVICES, L.L.C

By: /s/ Dikran Tourian
Dikran Tourian, President

[Signature Page to Interest Purchase Agreement]

ERICK'S HOLDINGS, LLC

By: /s/ J. Mark Snodgrass
J. Mark Snodgrass, Manager

/s/ J. Mark Snodgrass
J. MARK SNODGRASS

/s/ Brian N. Austin
BRIAN N. AUSTIN

[Signature Page to Interest Purchase Agreement]